SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934.

                                (Amendment No. )

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[ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                        Provident Bankshares Corporation

                (Name of Registrant as Specified In Its Charter)

                             Mid-Atlantic Investors

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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
Press Release                                              For Immediate Release
                                                                   April 9, 1999
For More Information, call:
Jerry Shearer
Mid-Atlantic Investors
(803) 749-7888

                 MID-ATLANTIC INVESTORS ANNOUNCES PROXY CONTEST

     Mid-Atlantic Investors ("Mid-Atlantic") announced that it had begun a proxy contest with management of Provident Bankshares Corporation (Nasdaq: PBKS).

     Mid-Atlantic is soliciting proxies in favor of a stockholder proposal to ask the board of directors to sell the Company. Mid- Atlantic filed the proposal with the Company in November, 1998, and will offer it at the Provident annual meeting of stockholders on April 21, 1999. The proposal is opposed by management and management is actively seeking proxies that it states will be voted against the Mid-Atlantic proposal.

     Mid-Atlantic announced that, because of management's use of substantial corporate resources to make it difficult for the will of the stockholders to be determined and to solicit proxies to vote against the proposal, it would withhold its own votes on the election of the unopposed nominees for director as a protest vote.

     Mid-Atlantic stated that it believed that the stockholders of the Company would be better off if a sale of the Company were to occur in the near future. Jerry Shearer, managing partner of Mid- Atlantic stated that "Management could have easily provided stockholders with an opportunity to simply say yes or no to the proposal on management's proxy card which is paid for by all of the stockholders. Instead, management chose to say if you send our proxy card back we will vote your shares, no matter what you think, against the proposal. We cannot support that sort of management by voting for their nominees and we are urging other stockholders to withhold authority to vote for their nominees and to abstain on the approval of auditors to protest management's anti-democratic conduct."

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